Amended as of September 22, 2004
         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                   AUDIT COMMITTEE CHARTER
                AS AMENDED SEPTEMBER 22, 2004


I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors
to assist the Board in fulfilling its    oversight
responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, risk management and legal and SEC compliance.

  . Monitor the independence and performance of the Company's independent auditors.

  . Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

       The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

       Audit Committee members shall meet the requirements of
the  listing  standards  of the  National    Association  of
Securities  Dealers (NASD) and the Securities  and  Exchange
Commission (SEC).  The   Audit Committee shall be  comprised
of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his
or  her independent judgment.   All members of the Committee
shall   have   a  basic  understanding   of   finance    and
accounting and be able to read and understand fundamental financial statements, and at least one member of the

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Committee   shall   have accounting or   related   financial
management expertise.

       Audit Committee members shall be appointed by the Board of Directors upon recommendation by the Chairman. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

       The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management and the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

  1. Review and reassess the adequacy of this Charter  at
     least annually.   Submit the charter to  the  Board  of
     Directors  for approval and have the document  published at
     least   every  three  years in  accordance   with   SEC
     regulations.

  2. Review   the  Company's  annual  audited  financial
     statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

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  3. In     consultation   with  management    and    the
     independent auditors,   consider  the  integrity  of  the
     Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the
     independent    auditors   together   with   management's
     responses.

  4. Review    with   financial  management   and    the
     independent auditors, the company's quarterly financial results prior to the release of earnings and/or the
     company's quarterly  financial  statements  prior    to
     filing   or  distribution,  as  considered   necessary.
     Discuss  any significant   changes   to   the   Company's
     accounting principles and any items required to be communicated by the independent auditors in accordance
     with  SAS 61 (see item 9).   The Chair of the Committee may
     represent the entire Audit Committee for purposes of this review.

Independent Auditors

  5. The independent auditors are ultimately accountable to
     the Audit Committee and the Board of Directors.  The Audit
     Committee   shall   review   the   independence,    and
     performance  of  the  auditors and annually recommend to the
     Board    of    Directors   the   appointment   of   the
     independent  auditors   or approve  any  discharge   of
     auditors when circumstances warrant.

  6. Approve the fees and other significant compensation to be paid to the independent auditors.

  7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

  8. Review  the  independent auditors audit plan-discuss
     scope, staffing,  locations,   reliance   upon  management
     and general audit approach, as considered necessary.

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  9. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

 10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

 11. On at least an annual basis, review with the Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the
     organization's  financial  statements,  the   Company's
     compliance   with    applicable   laws   and regulations,
     inquiries  received   from regulators  or  governmental
     agencies.

Other Audit Committee Responsibilities

 12. Annually prepare a report to shareholders as required
     by the Securities and Exchange Commission.   The report
     should  be  included  in the Company's  annual    proxy
     statement.

 13. Perform   any  other  activities   consistent   with
     this Charter,  the  Company's By-laws and   governing law,
     as the   Committee   or   the   Board  deems  necessary  or
     appropriate.

 14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

 15. Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

 16. Perform an annual self-evaluation of the audit committee.

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